Exhibit (a)(1)(I)

FORM OF CONFIRMATION OF ACCEPTANCE OF ELIGIBLE OPTIONS

To:
From:	cphillips@tenonmed.com
Date:
Subject:	Confirmation of Acceptance of Eligible Options

Thank you for your submission of the election form pursuant to the Offer to Exchange Certain Outstanding Options for Restricted Stock Units attached to the Tender Offer Statement on Schedule TO filed by Tenon Medical, Inc. with the U.S. Securities and Exchange Commission on April 8, 2024 (the “Offer Documents”). With this letter, we confirm that Tenon Medical, Inc. has accepted all of your tendered Eligible Options for exchange in the Option Exchange. Subject to the terms and conditions of the Option Exchange, as described in the Offer Documents, your tendered Eligible Options will be cancelled and Replacement RSUs will be granted to you. Your Replacement RSUs will appear shortly in the E*Trade account, along with the RSU award agreement which you accepted by your election. If you have any questions, please contact us at cphillips@tenonmed.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.